Exhibit 10.1

CAPITAL CONTRIBUTION AGREEMENT

This Capital Contribution Agreement (the “Agreement”) is entered into on the 30th day for December, 2011 by and between Clear Skies Solar, Inc. (“CSS”) and Carbon 612 Corporation (“C612”).

WHEREAS, CSS is both a stockholder and creditor of C612,

WHEREAS, it is in the mutual interests of CSS and C612 for C612 to succeed in pursuing its business,

WHEREAS, for C612 to succeed it must enter into agreements with third parties to finance the construction of solar energy systems and to accomplish that it needs the strongest balance sheet feasible.

NOW, THEREFORE, the parties hereto intending to be legally bound, and for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1 – CSS will surrender and cancel up to $315,000 of the debt owed to it by C612 and in return C612 will issue to CSS three million one hundred fifty thousand shares (3,150,000) of its $.001 par value common stock (the “Stock”).

2 – CSS acknowledges that it is taking the Stock for investment and not with a view to the sale thereof and that the certificate evidencing said shares will carry a legend noting that the Stock has not been registered under the Securities Act of 1933, as amended, or any state securities laws and that the Stock may not be sold without such registration or an exception therefrom.

NOW, THEREFORE, each of the parties has executed this Agreement by an officer thereunto duly authorized.

Clear Skies Solar, Inc.

Carbon 612 Corporation

By: /s/ Ezra Green

By: /s/ Robert Dockweiler

     Ezra Green

      Robert Dockweiler

     President and CEO

      President and CEO